FOAMEX INTERNATIONAL INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



    Independent Auditors' Report                                                                     2

    Consolidated Balance Sheet as of September 30, 2001                                              3

    Consolidated Statement of Operations - Nine Months Ended September 30, 2001                      5

    Consolidated Statement of Cash Flows - Nine Months Ended September 30, 2001                      6

    Consolidated Statement of Stockholders' Deficiency - Nine Months Ended
      September 30, 2001                                                                             7

    Notes to Consolidated Financial Statements                                                       8

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Foamex International Inc.
Linwood, Pennsylvania

We have audited the accompanying consolidated balance sheet of Foamex International Inc. and subsidiaries (the "Company") as of September 30, 2001, and the related consolidated statements of operations, stockholders' deficiency, and cash flows for the nine months then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at September 30, 2001, and the results of its operations and its cash flows for the nine months then ended in conformity with accounting principles generally accepted in the United States of America.



/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey
January 29, 2002

                   FOAMEX INTERNATIONAL INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 2001
                                 (In thousands)


ASSETS

CURRENT ASSETS
    Cash and cash equivalents                                         $  9,404
    Accounts receivable, net of allowance for doubtful
      accounts and discounts of $11,754                                209,123
    Inventories                                                         98,264
    Deferred income taxes                                                  375
    Other current assets                                                14,787
                                                                      --------

            Total current assets                                       331,953
                                                                      --------

PROPERTY, PLANT AND EQUIPMENT
    Land and land improvements                                           7,363
    Buildings and leasehold improvements                               103,281
    Machinery, equipment and furnishings                               279,615
    Construction in progress                                            22,097
                                                                      --------

            Total                                                      412,356

    Less accumulated depreciation and amortization                    (196,149)
                                                                      --------

       Property, plant and equipment, net                              216,207

COST IN EXCESS OF NET ASSETS ACQUIRED, net of
accumulated amortization of $33,417                                    209,667

DEBT ISSUANCE COSTS, net of
accumulated amortization of $13,592                                     12,675

DEFERRED INCOME TAXES                                                      331

OTHER ASSETS                                                            28,137
                                                                      --------

TOTAL ASSETS                                                          $798,970
                                                                      ========

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                   FOAMEX INTERNATIONAL INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 2001
                 (In thousands, except share and per share data)


LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES
    Current portion of long-term debt                                 $  5,436
    Current portion of long-term debt - related party                   17,550
    Accounts payable                                                   145,511
    Accrued employee compensation and benefits                          22,253
    Accrued interest                                                    10,793
    Accrued restructuring                                                2,411
    Accrued customer rebates                                            19,030
    Cash overdrafts                                                     15,314
    Other accrued liabilities                                           18,763
    Deferred income taxes                                                1,141
                                                                      --------

      Total current liabilities                                        258,202

LONG-TERM DEBT                                                         623,700

LONG-TERM DEBT - RELATED PARTY                                          21,060

ACCRUED EMPLOYEE BENEFITS                                               34,367

DEFERRED INCOME TAXES                                                    4,022

ACCRUED RESTRUCTURING                                                    2,545

OTHER LIABILITIES                                                       11,206
                                                                      --------

    Total liabilities                                                  955,102
                                                                      --------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' DEFICIENCY
    Preferred Stock, par value $1.00 per share:
      Authorized 5,000,000 shares
      Issued 15,000 shares - Series B                                       15
      Common Stock, par value $.01 per share:
      Authorized 50,000,000 shares
      Issued 27,118,016 shares
      Outstanding 23,629,016 shares                                        271
    Additional paid-in capital                                          96,749
    Accumulated deficit                                               (177,152)
    Accumulated other comprehensive loss                               (39,014)
    Other:
      Common Stock held in treasury, at cost:
        3,489,000 shares                                               (27,780)
      Shareholder note receivable                                       (9,221)
                                                                      --------

      Total stockholders' deficiency                                  (156,132)
                                                                      --------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY                        $798,970
                                                                      ========

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                   FOAMEX INTERNATIONAL INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 2001
                    (In thousands, except per share amounts)



NET SALES                                                       $942,334

COST OF GOODS SOLD                                               803,853
                                                                --------

GROSS PROFIT                                                     138,481

SELLING, GENERAL AND ADMINISTRATIVE
    EXPENSES                                                      59,683

RESTRUCTURING AND OTHER CHARGES                                      204
                                                                --------

INCOME FROM OPERATIONS                                            78,594

INTEREST AND DEBT ISSUANCE EXPENSE                                49,100

INCOME FROM EQUITY INTEREST IN JOINT VENTURE                         610

OTHER EXPENSE, NET                                                (1,816)
                                                                --------

INCOME BEFORE PROVISION FOR INCOME TAXES                          28,288

PROVISION FOR INCOME TAXES                                         4,508
                                                                --------

NET INCOME                                                      $ 23,780
                                                                ========

EARNINGS PER SHARE
    BASIC                                                       $   1.01
                                                                ========
    DILUTED                                                     $   0.94
                                                                ========


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                   FOAMEX INTERNATIONAL INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      NINE MONTHS ENDED SEPTEMBER 30, 2001
                                 (In thousands)

OPERATING ACTIVITIES
   Net income                                                   $ 23,780
   Adjustments to reconcile net income to net
     cash provided by operating activities:
     Depreciation and amortization                                25,418
     Amortization of debt issuance costs, debt premium
        and debt discount                                            918
     Asset write-downs and other credits                             (39)
     Loss on disposition of assets                                   616
     Provision for uncollectible accounts                          3,933
     Retirement benefit funding greater than expense              (3,097)
     Deferred income taxes                                           566
     Other, net                                                      345
   Changes in operating assets and liabilities:
     Accounts receivable                                         (43,694)
     Inventories                                                   6,343
     Accounts payable                                             62,572
     Accrued restructuring                                        (4,491)
     Other assets and liabilities                                    466
                                                                --------

        Net cash provided by operating activities                 73,636
                                                                --------

INVESTING ACTIVITIES
   Capital expenditures                                          (17,159)
   Proceeds from sale of assets                                      600
   Acquisitions                                                  (14,827)
   Other investing activities                                       (941)
                                                                --------

        Net cash used in investing activities                    (32,327)
                                                                --------

FINANCING ACTIVITIES

   Repayments of revolving loans                                 (27,881)
   Repayments of long-term debt                                   (6,510)
   Repayments of long-term debt-related party                     (8,775)
   Increase in cash overdrafts                                     8,429
   Debt issuance costs                                              (510)
   Other financing activities                                     (1,548)
                                                                --------

        Net cash used in financing activities                    (36,795)
                                                                --------

Net increase in cash and cash equivalents                          4,514

Cash and cash equivalents at beginning of period                   4,890
                                                                --------

Cash and cash equivalents at end of period                      $  9,404
                                                                ========


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                   FOAMEX INTERNATIONAL INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIENCY
                      NINE MONTHS ENDED SEPTEMBER 30, 2001
                                 (In thousands)


                                                                                           Accumulated
                                                                Additional                    Other
                                          Preferred  Common    Paid-in      Accumulated   Comprehensive
                                            Stock    Stock     Capital        Deficit          Loss          Other       Total
                                          --------- --------  ----------    -----------   --------------   --------   ----------
                                                                            (thousands)
Balance at January 1, 2001                   $15      $270      $96,275      $(200,932)     $(23,296)      $(37,001)  $(164,669)
Net income                                                                      23,780                                   23,780
Minimum pension liability adjustment                                                         (14,653)                   (14,653)
Foreign currency translation adjustment                                                       (1,065)                    (1,065)
                                                                                                                      ---------
  Comprehensive income                                                                                                    8,062
Stock compensation - directors                                      336                                                     336
Stock option compensation                                             8                                                       8
Stock options exercised                                  1          130                                                     131
                                             ---      ----      -------      ---------      --------       --------   ---------

Balances at September 30, 2001               $15      $271      $96,749      $(177,152)     $(39,014)      $(37,001)  $(156,132)
                                             ===      ====      =======      =========      ========       ========   =========


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                   FOAMEX INTERNATIONAL INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   ORGANIZATION AND BASIS OF PRESENTATION

     Organization

     Foamex   International  Inc.  (the  "Company")  operates  in  the  flexible polyurethane and advanced polymer foam products industry. The Company's operations are primarily conducted through its wholly-owned subsidiaries, Foamex L.P. and Foamex Carpet Cushion, Inc. ("Foamex Carpet"). Financial information concerning the business segments of the Company is included in Note 13.

     Shareholder and Change in Control Developments

     Trace International Holdings, Inc. ("Trace") was a privately held company, which owned approximately 29% of the Company's outstanding voting common stock at September 30, 2000, and whose former Chairman also serves as the Company's Chairman. The Company's common stock owned by Trace was pledged as collateral against certain of Trace's obligations. Certain credit agreements and promissory notes of the Company's subsidiaries, pursuant to which approximately $401.1 million of debt was outstanding as of September 30, 2000, provided that a "change of control" would be an event of default and could result in the acceleration of such indebtedness. "Change of control" means, for this purpose, that (i) a person or related group, other than Trace, beneficially owns more than 25% of the Company's outstanding voting stock and (ii) such voting stock constitutes a greater percentage of such voting stock than the amount beneficially owned by Trace. Additionally, certain indentures of Foamex L.P. and Foamex Capital Corporation ("FCC"), a wholly-owned subsidiary of Foamex L.P., relating to senior subordinated notes of $248.0 million contain similar "change of control" provisions, which require Foamex L.P. and FCC to tender for such notes at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if there is such a "change of control".

     On July 21, 1999, the Company was informed by Trace that it filed a petition for relief under Chapter 11 of the Bankruptcy Code in Federal Court in New York City. Subsequently, on January 24, 2000, an order was signed converting the Trace bankruptcy from Chapter 11 to Chapter 7 of the Bankruptcy Code. A trustee was appointed to oversee the liquidation of Trace's assets. Neither Trace's bankruptcy filing nor the conversion to Chapter 7 constituted a "change of control" under the provisions of the debt agreements described above.

     On July 31, 2000, the Company announced that it had entered into an agreement (the "Exchange Agreement") with The Bank of Nova Scotia relating to a portion of the 7,197,426 shares of the Company's common stock pledged by Trace to The Bank of Nova Scotia. The Exchange Agreement provided for the transfer of the pledged stock to The Bank of Nova Scotia in a manner that would not constitute a "change of control" as described above. These transactions were conditioned upon bankruptcy court approval of a settlement agreement between The Bank of Nova Scotia and the trustee for the Trace bankruptcy, which was entered on October 18, 2000. On November 2, 2000, the transactions contemplated by the Exchange Agreement and the settlement agreement were consummated, and did not constitute a "change of control". As a result, Trace no longer owns any shares of the Company's common stock.

     Under the Exchange Agreement, The Bank of Nova Scotia initially received 1,500,000 shares of the Company's common stock from the Trace bankruptcy estate and exchanged these common stock shares for 15,000 shares of a new class of the Company's non-voting non-redeemable convertible preferred stock (the "Series B Preferred Stock"). Each share of the Series B Preferred Stock can be converted into 100 shares of the Company's common stock but only if such conversion would not trigger a "change of control" event, as discussed above. The Series B Preferred Stock (a) is entitled to dividends only if a dividend is declared on the Company's common stock, (b) ranks senior to any future preferred stock issued by the Company and (c) is entitled to a liquidation preference of $100 per share. Following this exchange, The Bank of Nova Scotia became the owner of 24.41% of the outstanding shares of the Company's common stock when the remaining 5,697,426 shares of the Company's common stock were transferred to The Bank of Nova Scotia from the Trace bankruptcy estate.

                   FOAMEX INTERNATIONAL INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation

     The consolidated financial statements include the accounts of the Company and all majority-owned subsidiaries where control exists. The equity method of accounting is used for investments in which the Company has significant influence, generally this represents ownership of at least 20% and not more than 50%. All significant intercompany accounts and transactions have been eliminated in consolidation.

Reporting Period

     Any reference to the 2001 reporting period in these consolidated financial statements is for the nine months ended September 30, 2001.

Accounting Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

     Financial instruments which potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company maintains cash and cash equivalents and certain other financial instruments with various large financial institutions. The Company's periodic evaluation of these financial institutions are considered in the Company's investment strategy.

     The Company sells foam products to the automotive, carpet, cushioning and other industries. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains allowance accounts for potential credit losses and such losses have been within management's expectations.

Revenue Recognition, Discounts and Rebates

     Revenue from sales, net of discounts and estimated returns, allowances and rebates, is recognized when product title passes to the customer, which is primarily at the time of shipment.

Cash Equivalents

     Highly liquid investments with an original maturity of three months or less when purchased are recognized as cash equivalents.

Fair Value of Financial Instruments

     Carrying amounts reported in the consolidated balance sheet for cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and short-term borrowings approximate fair value due to the short-term nature of these instruments.

     The carrying amount and fair value of long-term debt at September 30, 2001 were $667.7 million and $601.1 million, respectively. The fair value of long-term debt is estimated using quoted market prices, where available, or discounted cash flows. Fair value estimates are made at a specific point in time, based on relevant market information about the financial instruments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

                   FOAMEX INTERNATIONAL INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Inventories

     Inventories are stated at the lower of cost or market. Cost is determined on a first-in, first-out basis.

Property, Plant and Equipment

     Property, plant and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets. The range of useful lives estimated for buildings is generally 20 to 35 years, and the range for machinery, equipment and furnishings is 5 to 12 years. Leasehold improvements are amortized over the shorter of the terms of the respective leases or the estimated useful lives of the leasehold improvements. Depreciation expense for the nine months of 2001 was $19.7 million.

     Maintenance and repairs are charged to expense as incurred. Renewals and major improvements are capitalized if they extend the life of the asset. When assets are retired or otherwise disposed of, the asset and related accumulated depreciation are removed from the accounts and any gain or loss is recognized in the results of operations.

Cost in Excess of Net Assets Acquired

     The excess of the acquisition cost over the fair value of net assets acquired in business combinations accounted for as purchases is amortized using the straight-line method over 40 years. See the section below entitled "Future Accounting Changes - Goodwill and Other Intangible Assets".

Impairment of Long-Lived Assets

     The Company reviews the carrying value of its long-lived assets, including goodwill, whenever events or changes in circumstances indicate that the carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of the asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future undiscounted net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset's carrying value and fair value.

Debt Issuance Costs

     Debt issuance costs consist of amounts incurred in obtaining long-term financing and are disclosed in the financing activities section of the consolidated statements of cash flows. These costs are being amortized over the term of the related debt using the effective interest method.

Environmental Remediation

     Environmental expenditures that relate to current operations are expensed. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable and the costs can be reasonably estimated.

Comprehensive Income (Loss)

     Other comprehensive income or loss items are revenues, expenses, gains and losses that under generally accepted accounting principles are excluded from net income and reflected as a component of stockholders' deficiency, including foreign currency translation and minimum pension liability adjustments.

                   FOAMEX INTERNATIONAL INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Foreign Currency Translation

     The financial statements of foreign subsidiaries have been translated into U.S. dollars by using the period-end exchange rates for the assets and liabilities and the average exchange rates for the statement of operations. Currency translation adjustments are included in accumulated other comprehensive loss. Transaction gains (losses) are reflected in operations.

Research and Development

     Research and development costs are expensed as incurred. Amounts charged against income were $2.3 million for the nine months of 2001.

Start-Up Costs

     Costs incurred in the start-up of a facility, including training and production testing, are expensed as incurred.

Income Taxes

     Income taxes are accounted for under the asset and liability method. Under this method, deferred income taxes are provided for temporary differences between the financial reporting basis and income tax basis of assets and liabilities and for net operating loss carryforwards using the income tax rates, under existing legislation, expected to be in effect at the date such temporary differences are expected to reverse. Deferred income tax assets are reduced by a valuation allowance when it is considered more likely than not that a portion of the deferred income tax assets will not be realized in a future period. The estimates utilized in the recognition of deferred income tax assets are subject to revision in future periods.

Stock Options

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"), and related interpretations. Accordingly, the Company records expense in an amount equal to the excess, if any, of the quoted market price on the grant date over the option price.

Accounting Changes  - Accounting for Derivatives and Hedging Activities

     Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133") requires the fair value of derivatives to be recognized in the consolidated balance sheet. Changes in the fair value of derivatives are recognized in earnings or in other comprehensive loss, essentially depending on the structure and the purpose of the derivatives. During 2000, SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities", which amended SFAS No. 133 on a limited number of issues, was issued. The statements were effective for the Company in the first quarter of 2001.

     These statements create a foundation that will address accounting and reporting issues for a wide range of financial instruments defined as derivatives and related hedging activities. As of September 30, 2001 and December 31, 2000, the Company did not have any derivatives, as defined in the statements. Accordingly, the initial adoption of the statements did not have a significant impact on the results of operations or financial position of the Company.

                   FOAMEX INTERNATIONAL INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Accounting Changes - Business Combinations

     During 2001, Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS No. 141") was issued. SFAS No. 141 addresses financial accounting and reporting for business combinations and limits the accounting for business combinations to the purchase method. The statement was effective for all business combinations, including the acquisition discussed in Note 4, with an acquisition date of July 1, 2001, or later.

Future Accounting Changes - Goodwill and Other Intangible Assets

     During 2001, Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142") was issued. SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets. A key change as a result of implementing SFAS No. 142 will be that goodwill and certain other intangibles will no longer be amortized but will be periodically assessed for impairment, and as a result there may be more volatility in the reported results than under the previous standard because impairment losses are likely to occur irregularly and in varying amounts. Any impairment losses for goodwill and indefinite-lived intangible assets that arise due to the initial application of SFAS No. 142 will be reported as resulting from a change in accounting principle. Any goodwill and intangible assets acquired after June 30, 2001, including the acquisition discussed in Note 4, will be subject immediately to the nonamortization and amortization provisions of SFAS No. 142. The other provisions of SFAS No. 142 will be adopted by the Company on January 1, 2002. The Company continues to evaluate SFAS No. 142 and has not yet determined the impact.

Future Accounting Changes - Asset Retirement Obligations and Impairment or Disposal of Long-Lived Assets

     During 2001, Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations ("SFAS No. 143") was issued. SFAS No. 143 requires the recognition of a liability for the estimated cost of disposal as part of the initial cost of a long-lived asset and will be effective in 2003. Subsequent to the third quarter of 2001, Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of
Long-Lived Assets" ("SFAS No. 144") was issued. SFAS No. 144 will provide a single approach for measuring the impairment of long-lived assets, including a segment of a business accounted for as a discontinued operation or those to be sold or disposed of other than by sale. SFAS No. 144 will be effective in 2002. The Company continues to evaluate the statements and has not yet determined the impact of SFAS No. 143 and SFAS No. 144.

3.   EARNINGS PER SHARE

     The calculation of earnings per share for the nine months ended September 30, 2001 is presented in the table below.

                                          (thousands, except per share amounts)
     Basic earnings per share
       Net income                                     $23,780
                                                      =======

       Average common stock outstanding                23,576
                                                      =======

     Basic earnings per share                         $  1.01
                                                      =======

                   FOAMEX INTERNATIONAL INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



3.   EARNINGS PER SHARE (continued)
                                          (thousands, except per share amounts)
     Diluted earnings per share
       Net income                                     $23,780
                                                      =======

       Average common stock outstanding                23,576
       Common stock equivalents resulting from
         Stock options (a)                                294
         Convertible preferred stock (b)                1,500
                                                      -------

       Average common stock and dilutive equivalents   25,370
                                                      =======

     Diluted earnings per share                       $  0.94
                                                      =======

(a) The average number of stock options that were not included in the diluted earnings per share calculation because the exercise price was greater than the average market price totaled 1,400,000.

(b)  Series B Preferred  Stock was issued during the fourth quarter of 2000 (See
     Note 12) and is convertible into 1,500,000 common shares.

4.   ACQUISITION

     On July 25, 2001, the Company purchased certain assets and assumed certain liabilities of General Foam Corporation, a manufacturer of polyurethane foam products for the automotive,  industrial,  and home  furnishings  markets,  at a total cost of $18.5 million,  which resulted in goodwill of  approximately  $9.0 million. The business was acquired due to its synergy with the Company's existing business. The assets purchased primarily included inventory and machinery and equipment. The results of the acquired business have been included in the consolidated financial statements since July 25, 2001. The effects of the acquisition on the Company's financial statements is not material.

5.   RESTRUCTURING AND OTHER CHARGES (CREDITS)

     During the nine months ended September 30, 2001, the Company recorded $1.8 million for restructuring plans that included severance for 42 employees. The Company also recorded a net restructuring credit of approximately $1.6 million related to changes in estimates to prior years' restructuring plans. The credit primarily related to a sublease of an idle facility and the sale of two other idle facilities.

     See Note 17 concerning a fourth quarter 2001 restructuring charge.

     The   following   table  sets  forth  the   components   of  the  Company's
restructuring and other charges (credits):

                                                    Plant Closure     Personnel
                                        Total        and Leases       Reductions       Other
                                        -----       -------------     ----------      ---------
     Balance at January 1, 2001         $9.2            $7.6             $1.8           $(0.2)
     Cash spending                      (5.1)           (2.5)            (1.7)           (0.9)
     Cash proceeds                       0.6               -                -             0.6
     2001 restructuring charge           1.8               -              0.4             1.4
     Restructuring adjustments          (1.6)           (1.2)               -            (0.4)
                                        ----            ----             ----            ----
     Balance at September 30, 2001      $4.9            $3.9             $0.5            $0.5
                                        ====            ====             ====            ====

     As of September 30, 2001, all employees subject to the plans have been terminated. The Company expects to spend approximately $2.4 million during the next twelve months ending September 30, 2002, with the balance to be spent through 2006.

                   FOAMEX INTERNATIONAL INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.   INVENTORIES

     The components of inventory as of September 30, 2001 are listed below.

                                                                (thousands)
     Raw materials and supplies                                   $60,031
     Work-in-process                                               12,626
     Finished goods                                                25,607
                                                                  -------
       Total                                                      $98,264
                                                                  =======

7.   SHORT-TERM BORROWINGS

     Foamex Canada Inc. ("Foamex Canada") is a wholly-owned subsidiary of Foamex L.P. and has a short-term credit facility that provides for $8.0 million of Canadian dollar loans (U.S. dollar equivalent of $5.1 million as of September 30, 2001) of which up to $2.0 million is available in U.S. dollar loans. The amount of borrowings available is based on a combination of accounts receivable and inventory, as defined in the credit facility. Interest on Canadian dollar borrowings is based on the bank's prime lending rate plus 1/2%. On U.S. dollar loans, interest is based on the bank's U.S. dollar base rate in Canada plus 1/2%. At September 30, 2001, there were no short-term borrowings outstanding and $5.1 million was available at September 30, 2001.

8.   LONG-TERM DEBT

     The components of long-term debt as of September 30, 2001 are listed below.

     Foamex L.P. Credit Facility                                  (thousands)
       Term Loan B (1)                                              $ 76,538
       Term Loan C (1)                                                69,580
       Term Loan D (1)                                               100,782
       Revolving credit facility (1)                                 118,024
     9 7/8% Senior subordinated notes due 2007 (2)                   150,000
     13 1/2% Senior subordinated notes due 2005 (includes
       $6,963 of unamortized debt premium) (2)                       104,963
     Industrial revenue bonds (3)                                      7,000
     Other                                                             2,249
                                                                    --------
                                                                     629,136
     Less current portion                                              5,436
                                                                    --------

     Long-term debt-unrelated parties                               $623,700
                                                                    ========

     The components of related party long-term debt as of September 30, 2001 are listed below.

                                                                  (thousands)
     Note payable to Foam Funding LLC (4)                           $ 38,610

     Less current portion                                             17,550
                                                                    --------

     Long-term debt - related party                                 $ 21,060
                                                                    ========

(1)  Subsidiary debt of Foamex L.P., guaranteed by the Company and FMXI, Inc.
(2)  Subsidiary debt of Foamex L.P. and FCC.
(3)  Subsidiary debt of Foamex L.P.
(4)  Subsidiary debt of Foamex Carpet.

                   FOAMEX INTERNATIONAL INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.   LONG-TERM DEBT (continued)

Foamex L.P. Credit Facility

     At September 30, 2001, Foamex L.P. has a credit facility (the "Foamex L.P. Credit Facility") with a group of banks, which provides for a revolving credit facility commitment of $170.0 million and three term loans (Term loans B, C and D) with an outstanding balance totaling $246.9 million. Included in the group of banks that provides the Foamex L.P. Credit Facility is The Bank of Nova Scotia, which is a shareholder of the Company, as discussed in Note 1. Amendments in 1998 provided for a $2.5 million quarterly reduction of the availability under the revolving credit facility, which extends through June 2003. On October 1, 2001, the revolving credit facility commitment was $167.5 million with the third quarter 2001 reduction applied on October 1st because the last day of the third quarter of 2001 was a Sunday.

     Borrowings under the Foamex L.P. Credit Facility are collateralized by substantially all of the assets of Foamex L.P. on a pari passu basis with the IRBs (described below); however, the rights of the holders of the applicable issue of the IRBs to receive payment upon the disposition of the collateral securing such issue of the IRBs has been preserved.

     In response to financial conditions at year-end 1998, amendments to debt agreements were executed during the first half of 1999. As a result, the Foamex L.P. Credit Facility, which was amended and restated in February 1998, was further amended and restated in June 1999 to modify financial covenants for net worth, interest coverage, fixed charge coverage and leverage ratios through December 2006. The agreement was also amended to no longer permit Foamex L.P. to make certain cash payments, including the payment of an annual management fee of $3.0 million to a subsidiary of Trace and distributions to the Company, and to limit future investments in foreign subsidiaries and joint ventures. The "change of control" definition under the agreement was also modified to conform to the definition discussed in "change of control" in Note 1. Changes in the interest rate structure, effective in 2000, were also made and are discussed below. Foamex L.P. was in compliance with this agreement at September 30, 2001.

     At September 30, 2001, interest is based on the combination of a variable rate consisting of the higher of (i) the base rate of The Bank of Nova Scotia or
(ii) the Federal Funds rate plus 0.5% plus a margin. The margins for revolving, Term B, Term C and Term D loans were 2.25%, 2.50%, 2.75% and 2.875%, respectively. At the option of Foamex L.P., portions of the outstanding loans are convertible into LIBOR based loans plus 1.0% added to the margins identified above. The effective interest rates for the Foamex L.P. Credit Facility at September 30, 2001 ranged between 7.69% and 8.13%. Term B, Term C and Term D loans mature on June 30, 2005, June 30, 2006 and December 31, 2006, respectively.

     Effective January 1, 2000, the interest rate on outstanding borrowings under the Foamex L.P. Credit Facility increases 25 basis points each quarter that Foamex L.P.'s leverage ratio, as defined, exceeds 5.00 to 1.00. Once the leverage ratio is reduced below this level, the cumulative amount of any 25 basis point adjustments to the interest rate on borrowings is reset to zero. At March 31, 2001, the calculated leverage ratio was 5.1 to 1.00 and an additional 25 basis point adjustment became effective in the second quarter of 2001. At June 30, 2001, the calculated leverage ratio was 5.1 to 1.00. Accordingly, an additional 25 basis point adjustment became effective during the third quarter of 2001, resulting in a 75 basis points cumulative adjustment to the applicable interest rate margin. At September 30, 2001, the calculated leverage ratio was below the 5.00 to 1.00 leverage ratio covenant and the cumulative adjustment of 75 basis points, discussed above, was eliminated.

     Available borrowings under the revolving credit facility totaled $31.3 million at September 30, 2001. Letters of credit outstanding at September 30, 2001 totaled $20.7 million.

     As part of the Foamex L.P. Credit Facility, excess cash flow generated annually, as defined, is required to prepay portions of Term B, C and D loans. There was no required prepayment at September 30, 2001.

                   FOAMEX INTERNATIONAL INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.   LONG-TERM DEBT (continued)

Foamex Carpet Credit Facility

     Foamex Carpet has a revolving credit facility (the "Foamex Carpet Credit Facility"), which provides a commitment of $15.0 million through February 2004. There were no borrowings outstanding under the credit facility at September 30, 2001 and available borrowings totaled $14.8 million. The interest rate is based on the combination of a variable rate plus a margin. The variable rate is the same as the one defined in the Foamex L.P.Credit Facility, discussed above, and the margin is 2.25%. At the option of Foamex Carpet, portions of the outstanding loans are convertible into LIBOR based loans plus 3.25%.

     Borrowings under the Foamex Carpet Credit Facility are collateralized by substantially all of the assets of Foamex Carpet on a pari passu basis with the Note Payable to Foam Funding LLC (described below).

9 7/8% Senior Subordinated Notes

     The 9 7/8% Senior Subordinated Notes were issued by Foamex L.P. and Foamex Capital Corporation and are due on June 15, 2007. The notes represent uncollateralized general obligations of Foamex L.P. and are subordinated to all Senior Debt, as defined in the Indenture. Interest is payable June 15 and December 15. The notes may be redeemed at the option of Foamex L.P., in whole or in part, at any time on or after June 15, 2002. The initial redemption is at 104.938% of their principal amount, plus accrued and unpaid interest, as defined, if any, thereon to the date of redemption and declining to 100.0% on or after June 15, 2005.

     Upon the occurrence of a change of control, as defined, each holder will have the right to require Foamex L.P. to tender for such notes at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if there is such a "change of control". The notes are subordinated in right of payment to all senior indebtedness and are pari passu in right of payment to the 13 1/2% Senior Subordinated Notes (described below).

13 1/2% Senior Subordinated Notes

     The 13 1/2% Senior Subordinated Notes were issued by Foamex L.P. and Foamex Capital Corporation and are due on August 15, 2005. The notes represent uncollateralized general obligations of Foamex L.P. and are subordinated to all Senior Debt, as defined in the Indenture. Interest is payable semiannually on February 15 and August 15. The notes may be redeemed at the option of Foamex L.P., in whole or in part, at any time on or after August 15, 2000. The initial redemption is at 106.75% of their principal amount, plus accrued and unpaid interest, if any, thereon to the date of redemption and declining to 100.0% on or after August 15, 2004.

     Upon the occurrence of a change of control, as defined, each holder will have the right to require Foamex L.P. to tender for such notes at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereon, if there is such a "change of control". The notes are subordinated in right of the payment of all senior indebtedness and are pari passu in right of payment to the 9 7/8% Senior Subordinated Notes (described above).

Industrial Revenue Bonds ("IRBs")

     IRB debt includes a $1.0 million bond that matures in 2005 and a $6.0 million bond that matures in 2013. Interest is based on a variable rate, as defined, with options available to Foamex L.P. to convert to a fixed rate. At September 30, 2001, the interest rate was 2.9% on the $6.0 million bond and 2.85% on the $1.0 million bond. The maximum interest rate for either of the IRBs is 15.0% per annum.

     If Foamex L.P. exercises its option to convert the bonds to a fixed interest rate structure, the IRBs are redeemable at the option of the bondholders. The obligations are collateralized by certain properties, which have an approximate net carrying value of $10.4 million at September 30, 2001.

                   FOAMEX INTERNATIONAL INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.   LONG-TERM DEBT (continued)

Subordinated Note Payable

     The subordinated note payable was issued during 1993 to a former officer of the Company. The note was issued by Foamex L.P. in connection with an acquisition. The note carried a maximum interest rate of 6.0% and the principal was payable in three equal annual installments that began in May 1999 and was fully repaid in May 2001.

Other

     Other debt primarily includes a term loan held by a majority-owned Mexican subsidiary. Quarterly principal payments are due on the term loan through its maturity in May 2002. The interest rate at September 30, 2001 was 9.00%.

Related Party - Note Payable to Foam Funding LLC

     Foamex Carpet entered into a $70.2 million promissory note payable to Foam Funding LLC, a subsidiary of Trace. Principal is payable in quarterly installments that began in June 1998 with a final installment in February 2004. Interest is based on a variable rate equal to the sum of 2.25% plus the higher of: (i) the base rate of The Bank of Nova Scotia or (ii) the Federal Funds rate plus 0.5%. At the option of Foamex Carpet, interest payable under the note is convertible into LIBOR based loans plus 3.25%. As of September 30, 2001, the interest rate for borrowings was 6.99%.

     Amounts outstanding are collateralized by all of the assets of Foamex Carpet on a pari passu basis with the Foamex Carpet Credit Facility.

Debt Covenants

     The indentures, credit facilities and other indebtedness agreements contain certain covenants that limit, among other things, the ability of the Company's subsidiaries (i) to pay distributions or redeem equity interests, (ii) to make certain restrictive payments or investments, (iii) to incur additional indebtedness or issue Preferred Equity Interest, as defined, (iv) to merge, consolidate or sell all or substantially all of its assets or (v) to enter into certain transactions with affiliates or related persons. In addition, certain agreements contain provisions that, in the event of a defined change of control or the occurrence of an undefined material adverse change in the ability of the obligor to perform its obligations, the indebtedness must be repaid, in certain cases, at the option of the holder. Also, the Company's subsidiaries are required under certain of these agreements to maintain specified financial ratios of which the most restrictive are the maintenance of net worth, interest coverage, fixed charge coverage and leverage ratios, as defined. Under the most restrictive of the distribution restrictions, the Company could be paid by its subsidiaries, as of September 30, 2001, funds only to the extent to enable the Company to meet its tax payment liabilities and its normal operating expenses of up to $1.0 million annually, so long as no event of default has occurred.

     Foamex L.P. and Foamex Carpet, the principal subsidiaries of the Company, were in compliance with the various financial covenants of their loan agreements as of September 30, 2001. Business conditions in 2001 have continued to limit results and covenant compliance remains a primary focus of the Company.

     Various Foamex L.P. debt agreements contain certain quarterly financial covenants, which became more restrictive during 2001. Foamex L.P. anticipates that it will continue to comply with the quarterly financial covenants in the applicable debt agreements. Management's current business plans for Foamex L.P. anticipate customer selling price management in response to raw material cost changes, improved working capital management, comparable capital expenditures to the prior year, successful implementation of on-going cost savings initiatives and improved operating efficiencies. The achievement of the business plans and the realization of proceeds resulting from the implementation of an improved asset utilization program are necessary for compliance with the various financial covenants for the remainder of 2001 and prospectively.

                   FOAMEX INTERNATIONAL INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.   LONG-TERM DEBT (continued)

     Various Foamex Carpet debt agreements contain certain quarterly financial covenants, which became more restrictive during 2001. Foamex Carpet anticipates that it will continue to comply with the quarterly financial covenants in the applicable debt agreements. Management's current business plans for Foamex Carpet anticipate customer selling price increases, improved working capital management, comparable capital expenditures to the prior year, successful implementation of on-going cost savings initiatives and improved operating efficiencies. The achievement of the business plans and the realization of proceeds resulting from the implementation of an improved asset utilization program are necessary for compliance with the various financial covenants for the remainder of 2001 and prospectively.

     The possibility exists that certain financial covenants will not be met if business conditions are other than as anticipated or other unforeseen events impact results. In the absence of a waiver of or amendment to such financial covenants, such noncompliance would constitute a default under the applicable debt agreements, and the lenders would be entitled to accelerate the maturity of the indebtedness outstanding thereunder. In the event that such noncompliance appears likely, or occurs, the Company will seek the lenders' approval of amendments to, or waivers of, such financial covenants. Historically, the Company has been able to renegotiate financial covenants and/or obtain waivers, as required, and management believes such waivers and/or amendments could be obtained if required. However, there can be no assurance of future amendments or waivers will be obtained.

     Subsequent to September 30, 2001, the Company announced a fourth quarter restructuring charge and related changes to debt covenants to accommodate the restructuring charge. See subsequent event disclosures in Note 17.

Future Obligations on Debt

     Scheduled maturities of long-term debt and long-term debt - related party are shown below (thousands):

     10/01/01 - 09/30/02                                            $ 22,986
     10/01/02 - 09/30/03                                             142,425
     10/01/03 - 09/30/04                                              49,269
     10/01/04 - 09/30/05                                             160,144
     10/01/05 - 09/30/06                                             105,938
     Balance                                                         180,021
                                                                    --------
     Total                                                           660,783
     Unamortized debt premium, net                                     6,963
                                                                    --------
     Total                                                          $667,746
                                                                    ========

9.   RETIREE BENEFIT PLANS

Defined Benefit Pension Plans

     The Company provides pension and survivor benefits for salaried and certain hourly employees in the United States. Salaried employees are provided benefits that are based principally on the combination of years of credited service and compensation. Hourly employees are provided benefits that are based principally on stated amounts for each year of credited service. Following the merger of the two defined benefit plans for salaried and hourly participants at the end of 1999, the pension benefits are provided through a single qualified pension plan (the "Qualified Pension Plan"). Certain employees in a wholly-owned Canadian subsidiary are provided pension and survivor benefits.

     Effective May 15, 2001, a supplemental executive retirement plan (the "SERP") was established. The SERP is a non-qualified plan and provides retirement benefits to certain executives that supplement the benefits provided under the Qualified Pension Plan.

                   FOAMEX INTERNATIONAL INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.   RETIREE BENEFIT PLANS (continued)

     The components of pension expense for the nine months ended September 30, 2001 are listed below.

                                                                 (thousands)
     Service cost                                                   $2,689
     Interest cost                                                   4,553
     Expected return on plan assets                                 (4,489)
     Amortization
       Transition asset                                                (56)
       Prior service cost                                             (137)
       Losses and other                                                706
                                                                    ------
         Total                                                      $3,266
                                                                    ======

     The following table sets forth the changes in obligations and assets and outlines the development of the funded status and amounts recognized in the consolidated balance sheet at September 30, 2001.

     Change in Benefit Obligation                                (thousands)
       Benefit obligation at beginning of period                  $ 84,820
       Service cost                                                  2,689
       Interest cost                                                 4,553
       Amendments, including SERP                                    1,090
       Benefits paid                                                (3,336)
       Actuarial loss                                                4,787
                                                                  --------
         Projected benefit obligation at end of period            $ 94,603
                                                                  ========

     Change in Plan Assets
       Fair value of plan assets at beginning of period           $ 66,199
       Actual return on plan assets                                 (7,273)
       Company contributions                                         6,288
       Benefits paid                                                (3,336)
       Other                                                          (205)
                                                                  --------
         Fair value of plan assets at end of period               $ 61,673
                                                                  ========

     Funded Status
       Plan assets less than benefit obligation                   $(32,930)
       Unrecognized transition asset                                  (534)
       Unrecognized prior service cost                                (773)
       Unrecognized net losses                                      38,778
                                                                  --------
         Net prepaid assets                                       $  4,541
                                                                  ========

     Amounts Recognized in the consolidated balance sheet

       Prepaid benefit costs                                      $    373
       Accrued benefit liability                                   (28,668)
       Intangible assets                                               643
       Accumulated other comprehensive loss                         32,193
                                                                   -------
         Net amount recognized                                     $ 4,541
                                                                   =======

                   FOAMEX INTERNATIONAL INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.   RETIREE BENEFIT PLANS (continued)

     Significant assumptions used in the calculation of pension expense and obligations are listed below.

     Expected long-term rate of return on plan assets          9.0%
     Discount rate on projected benefit obligations            7.0%
     Rate of compensation increase (a)                         4.0-7.0%

(a)  SERP established in 2001 uses a 7.0% assumption.

     The Company's funding policy for the Qualified Pension Plan is to contribute an amount that both satisfies the minimum funding requirements of the Employee Retirement Income Security Act of 1974 and does not exceed the full funding limitations of the Internal Revenue Code of 1986, as amended (the "Code").

     At September 30, 2001, included in plan assets were 420,000 shares of the Company's stock. The value of the plan's investment in the Company's stock was approximately $2.6 million at September 30, 2001.

Defined Contribution Plan

     The Company maintains a defined contribution plan, which is qualified under
Section 401(k) of the Code ("401(k) Plan") and is available for eligible employees who elect to participate. Under the terms of the 401(k) Plan, the Company partially matches certain employee contributions. Expense for these contributions for the nine months ended September 30, 2001 was $0.8 million.

Retiree Medical and Life Insurance Benefits

     The Company provides postretirement health care and life insurance for eligible employees, limited primarily to one manufacturing facility in the United States. These plans are unfunded and benefits are paid as the claims are submitted. The Company retains the right, subject to existing agreements, to modify or eliminate these benefits.

     The components of retiree medical and life insurance benefits expense for the nine months ended September 30, 2001 are listed below.

                                                                   (thousands)
     Service cost                                                     $ 14
     Interest cost                                                      46
     Amortization
       Prior service costs                                              (5)
       Losses and other                                                 (6)
                                                                      ----
     Total                                                            $ 49
                                                                      ====

     The following table outlines the changes in obligations and benefit payments and outlines the development of the funded status and amounts recognized in the consolidated balance sheet at September 30, 2001.

     Change in Benefit Obligation                                  (thousands)
       Benefit obligations at beginning of period                     $763
       Service cost                                                     14
       Interest cost                                                    46
       Employee contributions                                           15
       Benefits paid                                                  (139)
       Actuarial loss                                                  157
                                                                      ----
     Accumulated postretirement benefit obligation at end of period   $856
                                                                      ====

                   FOAMEX INTERNATIONAL INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.   RETIREE BENEFIT PLANS (continued)

     Change in Plan Assets
       Fair value of plan assets at beginning of period             $     -
       Company contributions                                            124
       Employee contributions                                            15
       Benefits paid                                                   (139)
                                                                    -------
         Fair value of plan assets at end of period                 $     -
                                                                    =======

     Funded Status of the Plan
       Plan assets less than benefit obligation                     $  (856)
       Unrecognized prior service cost                                  (61)
       Unrecognized net gains                                          (226)
                                                                    -------
         Net accrued liabilities                                    $(1,143)
                                                                    =======

     Significant assumptions used in the calculation of retiree and life insurance benefit expense and obligations are listed below.

     Discount rates on projected benefit obligations                   7.0%
     Health care cost increase                                         9.0%

     The health care cost increase assumption will gradually be reduced to 5.0% by 2009. Increasing or decreasing the weighted average assumed health care cost trend rates by one percentage point would not have a significant impact on the accumulated postretirement benefit obligation or on service and interest costs.

10.  STOCK OPTION PLANS

     The 1993 stock option plan, as amended, provides for the issuance of nonqualified and incentive stock options for common stock of the Company. Officers and executives of the Company, its subsidiaries and affiliates are eligible to participate. At the Annual Meeting of Stockholders on June 30, 2000, stockholders approved amendments to the 1993 stock option plan that increased from 3,000,000 to 4,750,000 the number of shares of the Company's common stock that may be issued, and to allow future option grants to qualify as "performance-based compensation" for purposes of the Internal Revenue Code of 1986, as amended. The price and terms of each such option is at the discretion of the Company, except that the term cannot exceed ten years.

     At the Annual Meeting of Stockholders on August 3, 2001, the Foamex International Inc. 2001 Equity Incentive Plan for Non-Employee Directors (the "Directors Plan") was approved. The Directors Plan provides for the issuance of nonqualified stock options for up to 1,500,000 shares of the Company's common stock. Options outstanding under the Directors Plan are included in the stock activity disclosure below and the options carry the same terms and conditions as options granted to employees under the 1993 stock option plan, as amended. During the nine months ended September 30, 2001, the chief executive officer was granted 100,000 options with an annual vesting rate of 33.33% in the third, fourth and fifth years. Additionally, the chief executive officer was granted 250,000 options with either (i) 100% vesting at the end of three years contingent on certain performance measures, or (ii) 100% vesting at the end of seven years, regardless of the performance measures identified in (i). Subsequent to September 30, 2001, the chief executive officer resigned from the Company. During the nine months ended September 30, 2001, the terms of 750,450 options (granted in 1999 with a three-year vesting period) were modified as part of a severance agreement. The terms were modified to provide for 100% vesting and the extension of the period provided to exercise; including 250,000 options until January 31, 2006 and 500,450 options until January 31, 2002. All other options outstanding at September 30, 2001 were granted with a five-year vesting period and a ten-year term.

                   FOAMEX INTERNATIONAL INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


10.  STOCK OPTION PLANS (continued)

     A summary of stock option activity during the nine months ended September 30, 2001 is presented below.

                                                              Weighted Average
                                               Shares           Exercise Price
                                             ---------        ----------------
Outstanding at beginning of period           2,980,110              $7.35
Granted                                      1,910,376               6.29
Exercised                                      (20,700)              5.46
Forfeited                                     (856,835)              8.41
                                             ---------              -----
Outstanding at end of period                 4,012,951              $6.64
                                             =========              =====

Exercisable at end of period                 1,529,732              $6.80
                                             =========              =====

     Listed below is a summary of the stock options outstanding and exercisable at September 30, 2001.

     Outstanding

                                              Weighted            Weighted
         Exercise                               Average       Average Remaining
       Price Range        Options           Exercise Price        Life-Years
      -------------      ---------          --------------    -----------------
      $5.00 -  5.25      1,013,976              $ 5.12               9.25
      $5.31 -  6.56      1,386,800              $ 6.18               8.01
      $6.88 -  7.88      1,335,842              $ 7.32               8.22
      $8.50 - 13.25        276,333              $11.12               6.36
                         ---------
                         4,012,951

     Exercisable

                                              Weighted            Weighted
         Exercise                               Average       Average Remaining
       Price Range        Options           Exercise Price        Life-Years
      -------------      ---------          --------------    -----------------
      $5.06 - 5.44         413,045              $ 5.39               7.72
      $6.06 - 6.56         529,545              $ 6.49               7.70
      $6.88                422,342              $ 6.88               4.80
      $7.88 -13.25         164,800              $11.18               6.29
                         ---------
                         1,529,732

     The Company has elected the intrinsic-value method of expense recognition for stock option grants to employees and directors. If compensation cost for the option plans discussed above were determined using the fair-value method, the Company's results would be reduced to the pro forma amounts for the nine months ended September 30, 2001 indicated below.

                                            (thousands, except per share data)
     Net income
       As reported                                       $23,780
                                                         =======
       Pro forma                                         $22,682
                                                         =======
     Basic earnings per share
       As reported                                       $  1.01
                                                         =======
       Pro forma                                         $  0.96
                                                         =======
     Diluted earnings per share
       As reported                                       $  0.94
                                                         =======
       Pro forma                                         $  0.89
                                                         =======

                   FOAMEX INTERNATIONAL INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.      STOCK OPTION PLANS (continued)

     The fair value of each option was estimated on the grant date using the Black-Scholes option-pricing model. Based on the assumptions listed below, the weighted average fair value of options granted was $2.90 per option for the nine months ended September 30, 2001.

     Expected life in years                                    3.1
     Risk-free interest rate                                   4.44%
     Volatility                                               61.83%
     Dividend yield                                            0.00%

11.  INCOME TAXES

     The sources of income before the provision for income taxes during the nine months ended September 30, 2001 are listed below.

                                                            (thousands)
     United States                                            $21,232
     Foreign                                                    7,056
                                                              -------

     Income before provision for income taxes                 $28,288
                                                              =======

     A reconciliation of the statutory federal income tax to income tax expense for the nine months ended September 30, 2001 is listed below.

                                                            (thousands)
     Statutory income taxes                                   $ 9,901
     State income taxes, net of federal benefit                   663
     Decrease in valuation allowance                           (7,680)
     Non-deductible amortization                                1,043
     Other, net                                                   581
                                                              -------
     Total                                                    $ 4,508
                                                              =======

     The provision for income taxes for the nine months ended September 30, 2001 is summarized as follows:

     Current                                                (thousands)
       Federal                                                $   655
       State                                                      355
       Foreign                                                  3,021
                                                              -------
         Total current                                          4,031
                                                              -------

     Deferred
       Federal                                                  8,173
       State                                                      650
       Foreign                                                   (666)
                                                              -------
         Total deferred                                         8,157
                                                              -------

     Change in valuation allowance                             (7,680)
                                                              -------

     Total provision for income taxes                         $ 4,508
                                                              =======

                   FOAMEX INTERNATIONAL INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


11.    INCOME TAXES (continued)

     The tax effect of the temporary differences that give rise to deferred income tax assets and liabilities as of September 30, 2001 are listed below.

     Deferred income tax assets                                  (thousands)
       Inventory basis differences                                 $    912
       Employee benefit accruals                                     18,270
       Allowances and contingent liabilities                          6,423
       Restructuring and plant closing accruals                       2,243
       Intangible asset basis differences                             9,267
       Other                                                          9,340
       Net operating loss carryforwards                              65,912
       Capital loss carryforwards                                     2,105
       Valuation allowance for deferred income tax assets           (94,270)
                                                                   --------
       Deferred income tax assets                                  $ 20,202
                                                                   ========

     Deferred income tax liabilities
       Basis difference in property, plant and equipment           $(17,129)
       Other                                                         (7,530)
                                                                   --------
       Deferred income tax liabilities                              (24,659)
                                                                   --------

     Net deferred income tax liabilities                           $ (4,457)
                                                                   ========

     The effective tax rate was reduced by the partial reversal of the deferred income tax asset valuation allowance recognized in 1998. The valuation allowance was reduced to reflect the realization of Federal loss carryforwards that offset the current tax component of the Federal and Mexican tax provision. Additionally, the valuation allowance was reduced to offset the net deferred Federal tax liability generated.

     The Company has determined that it will be more likely than not to have insufficient future income to utilize its net operating loss carryforwards and realize other deferred income tax assets. In addition, the Company did not recognize the tax benefits associated with net operating loss carryforwards in Mexico since it appears likely that the net operating loss carryforwards will not be able to be realized in the near future.

     The Company will continually review the adequacy of the valuation allowance and recognize benefits only as reassessment indicates that it is more likely than not that the benefits will be realized. At September 30, 2001, the Company had approximately $174.5 million of net operating loss carryforwards for federal income tax purposes expiring from 2010 to 2020. Also at September 30, 2001, there were $0.4 million of alternative minimum tax credits carryforwards. In addition, the Company has had an ownership change as defined in IRC Section 382. Accordingly, the Company may be limited (on an annual basis) as to the amount of its net operating loss utilization.

     At September 30, 2001, the Company had $1.9 million of net operating loss carryforwards in a Mexican subsidiary that expire in 2008. A full valuation allowance has been recorded at September 30, 2001 due to uncertainty regarding utilization of the net operating loss carryforwards.

     Cumulative undistributed earnings of foreign subsidiaries for which no U.S. income or foreign withholding taxes have been provided, amounted to $9.6 million at September 30, 2001. Such earnings are deemed to be permanently invested by the Company. As such, no deferred tax liability has been recognized with regard to the remittance of such earnings. Further, determination of the amount of unrecognized deferred tax liability with regard to such earnings is not practicable.

                   FOAMEX INTERNATIONAL INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.  STOCKHOLDERS' DEFICIENCY

Preferred Stock

     The Company has 5.0 million shares of preferred stock, par value of $1.00 per share, authorized for issuance. As discussed in Note 1, 15,000 shares of Series B Preferred Stock were issued in exchange for 1,500,000 shares of common stock during the fourth quarter of 2000. Series B Preferred Stock is non-voting, non-redeemable and convertible into 100 shares of the Company's common stock. The conversion feature is only available if the conversion would not trigger a "change of control" event, as discussed in Note 1. The Series B Preferred Stock is non cumulative and would be entitled to dividends only if a dividend is declared on the Company's common stock. It ranks senior to any future preferred stock issued by the Company and is entitled to a liquidation preference of $100 per share. No other preferred shares have been issued.

Common Stock

     The Company has 50 million shares of common stock, par value $.01 per share, authorized. At September 30, 2001, there were 6.25 million shares of common stock reserved for issuance in connection with stock option plans, discussed in Note 10. Included in the Consolidated Statement of Stockholders' Deficiency is the compensation for the Company's directors paid in common stock.

Treasury Stock

     As discussed in Note 1 and the Preferred Stock disclosures above, 1,500,000 shares of common stock were exchanged for Series B Preferred Stock during the fourth quarter of 2000.

     The Board of Directors have authorized the purchase of up to 3.0 million shares of the Company's common stock. As of September 30, 2001, 1,989,000 shares have been purchased under this program.

Accumulated Other Comprehensive Loss

     The components of accumulated other comprehensive loss at September 30, 2001 are listed below.

                                                             (thousands)
     Foreign currency translation adjustment                  $ (7,986)
     Minimum pension liability                                 (31,028)
                                                              --------
                                                              $(39,014)
                                                              ========

13.  BUSINESS SEGMENTS

     The  reportable   business   segments  reflect  the  Company's   management
organization that was structured based on distinct product lines and customers.

     An executive vice president heads each operating segment. Each executive vice president is responsible for developing budgets and plans as well as directing the operations of the segment. The performance of each operating segment is measured based upon income from operations, excluding restructuring charges. The Company does not allocate restructuring and other charges to operating segments because many of the Company's facilities produce products for multiple segments.

     Foam Products manufactures and markets foam used by the bedding industry, the furniture industry and the retail industry. Carpet Cushion Products manufactures and distributes prime, rebond, sponge rubber and felt carpet cushion. Automotive Products supplies foam primarily for automotive interior applications. Technical Products manufactures and markets reticulated foams
(foams designed for filtration, reservoiring, sound absorption and sound transmissions) and other custom polyester and polyether foams for industrial, specialty and consumer and safety applications.

                   FOAMEX INTERNATIONAL INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.  BUSINESS SEGMENTS (continued)

     The "other" column in the table below represents certain manufacturing operations in Mexico, corporate expenses not allocated to other business segments and restructuring and other charges (see Note 5). Asset and capital expenditure information by business segment is not reported because many of the Company's facilities produce products for multiple business segments.

     The accounting policies of the business segments are the same as described in Note 2. Business segment results include revenues and costs that are specifically identifiable and costs shared by business segments have been allocated based on utilization. Geographic sales are determined based on the location in which the sale originated.

     Sales to one customer, which are included in Automotive Products, accounted for approximately 15.3% of net sales for the nine months ended September 30, 2001. No other customer accounted for more than 10.0% of net sales during the period presented.

     Business segment results for the nine months ended September 30, 2001 are presented below.

                                               Carpet
                                   Foam       Cushion      Automotive      Technical
                                 Products     Products      Products       Products        Other         Total
                                 --------     --------     ----------      ---------     ---------     ---------
                                                                  (thousands)
Net sales                        $381,867     $172,363      $281,052        $81,656       $25,396      $942,334
Income (loss) from operations     $52,595      $(5,338)      $17,477        $18,453       $(4,593)      $78,594
Depreciation and amortization     $11,909       $6,130        $3,640         $2,428        $1,311       $25,418

     Results by geographical area for the nine months ended September 30, 2001 are presented below.

                                                United
                                                States       Canada      Mexico    Consolidated
                                                --------     -------    --------   ------------
                                                                 (thousands)
Net sales                                       $731,027     $49,930    $161,377     $942,334
Property, plant and equipment, net              $187,976      $4,121     $24,110     $216,207


14.  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

     The supplemental cash flow information the nine months ended September 30, 2001 is listed below.

                                                                   (thousands)
     Cash paid for interest                                          $47,689
                                                                     =======

     Cash paid for income taxes, net                                 $ 1,403
                                                                     =======

     Non cash - capital leases                                       $   299
                                                                     =======

                   FOAMEX INTERNATIONAL INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15.  RELATED PARTY TRANSACTIONS AND BALANCES

     The Company regularly enters into transactions with its affiliates in the ordinary course of business.

Trace Promissory Notes

     Prior to 1999, Trace borrowed $5.0 million pursuant to a promissory note issued to Foamex L.P. during 1997. The promissory note was due and payable on demand or, if no demand was made, on July 7, 2001, and carried an interest rate of 2 3/8% plus three-month LIBOR, as defined, payable quarterly in arrears. Another promissory note of $4.2 million was due and payable on demand or, if no demand was made, on July 7, 2001, and carried an interest rate of 2 3/8% plus three-month LIBOR, as defined, payable quarterly in arrears.

     The Trace notes discussed above are included in the other component of stockholders' deficiency. Based on Trace's financial position discussed in Note 1, it is unlikely that Trace will be able to pay the aggregate amount of $9.2 million. Accordingly, the Company did not record interest income on these notes since the Trace bankruptcy.

Trace Accounts Receivables

     At September 30, 2001, operating accounts receivables from Trace were approximately $3.4 million. These accounts receivables were fully reserved for prior to 2000.

Trace New York Sublease

     Prior to September 30, 1999, Foamex L.P. subleased to Trace approximately 5,900 square feet of general, executive and administrative office space in New York, New York. The terms of the lease were substantially the same terms as Foamex L.P. leased such space from a third party lessor. The Company closed the New York office and Foamex L.P. subleased the premises to a third party at an amount in excess of Foamex L.P.'s lease commitment.

Foam Funding LLC Debt

     Subsidiaries of the Company paid interest on notes payable to Foam Funding LLC of $2.5 million in the nine months of 2001. Subsidiaries of the Company paid principal on notes payable to Foam Funding LLC of $8.8 million in the nine months of 2001.

Other

     The general director of Foamex de Mexico S.A. de C.V. ("Foamex de Mexico") which is the Company's operating subsidiary in Mexico has a 5% stock interest in Foamex de Mexico. In the nine months ended September 30, 2001, two members of the board provided consulting services to the Company for which fees paid were $0.2 million. As discussed in Note 10, 25,000 common stock options of the Company were granted to a member of the board in consideration of consulting services.

     As discussed in Note 8, included in the group of banks that provides the Foamex L.P. Credit Facility is The Bank of Nova Scotia, which is a shareholder of the Company.

     The Company, Recticel, s.a. ("Recticel"), a European polyurethane foam manufacturer, whose subsidiary was a former partner of Foamex L.P. and affiliates of Recticel are current shareholders of the Company, and Beamech Group Limited, an unaffiliated third party, have an interest in a Swiss corporation that develops new manufacturing technology for the production of polyurethane foam including the VPFSM manufacturing process.

     See Note 17 concerning a guarantee of debt related to a director of the Company and an employee of a subsidiary of the Company.

     The Company's Pico Rivera, California facility is owned by Foam Funding LLC and is leased to the Company.

                   FOAMEX INTERNATIONAL INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.  COMMITMENTS AND CONTINGENCIES

Operating Leases

     The Company is obligated under various noncancelable lease agreements for rental of facilities, vehicles and other equipment. Many of the leases contain renewal options with varying terms and escalation clauses that provide for increased rentals based upon increases in the Consumer Price Index, real estate taxes and lessors' operating expenses. Total minimum rental commitments (excluding commitments accrued as part of the Company's various restructuring/consolidation plans) required under operating leases at September 30, 2001 are:

                                                                  (thousands)
     10/01/01 - 09/30/02                                            $16,924
     10/01/02 - 09/30/03                                             14,735
     10/01/03 - 09/30/04                                             11,257
     10/01/04 - 09/30/05                                              8,880
     10/01/05 - 09/30/06                                              5,864
     Balance                                                         16,130
                                                                    -------
     Total                                                          $73,790
                                                                    =======

     Rental expense charged to operations under operating leases approximated $12.9 million for the nine months of 2001. Substantially all such rental expense represented the minimum rental payments under operating leases.

Litigation - Shareholders

     On August 1, 2000, the Company announced that it had reached agreements in principle with the plaintiffs in the stockholder actions described below providing for the settlement and dismissal of such actions, subject to certain conditions, including court approval.

     The Shareholder Litigation. Beginning on March 17, 1998, six actions, which were subsequently consolidated under the caption In re Foamex International Inc. Shareholders Litigation, were filed in the Court of Chancery of the State of Delaware, and on August 13, 1999, another action, Watchung Road Associates, L.P., et al. v. Foamex International Inc., et al. (the "Watchung Action"), was filed in the same court. The two actions were consolidated on May 3, 2000, into a single action under the caption In re Foamex International Inc. Shareholders Litigation (the "Delaware Action"). The Delaware Action, a purported derivative and class action on behalf of the Company and its stockholders, originally named as defendants the Company, certain of its current and former directors and officers, Trace International Holdings, Inc. ("Trace") and a Trace affiliate. The complaint in the Delaware Action alleges, among other things, that certain of the defendants breached their fiduciary duties to the Company in connection with an attempt by Trace to acquire the Company's publicly traded common stock as well as with a potential acquisition transaction with a group led by Sorgenti Chemical Industries LLC, and that certain of the defendants breached their fiduciary duties by causing the Company to waste assets in connection with a variety of transactions entered into with Trace and its affiliates. The Delaware Action seeks various remedies, including injunctive relief, money damages and the appointment of a receiver for the Company.

     On April 26, 1999, a putative securities class action entitled Molitor v. Foamex International Inc., et al., was filed in the United States District Court for the Southern District of New York naming as defendants the Company, Trace and certain current and former officers and directors of the Company, on behalf of stockholders who bought shares of the Company's common stock during the period from May 7, 1998 through and including April 16, 1999. The lawsuit alleged that the defendants violated Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 by misrepresenting and/or omitting material information about the Company's financial situation and operations, with the result of artificially inflating the price of the Company's stock. The lawsuit also alleged that Trace and Marshall S. Cogan violated Section 20(a) of the Securities Exchange Act of 1934 as controlling persons of the Company. The complaint sought class certification, a declaration that defendants violated the federal securities laws, an award of money damages, and costs and attorneys', accountants' and experts' fees. On May 18, 1999, a similar action entitled Thomas W. Riley v. Foamex International Inc., et al., was filed in the same court. The two actions were consolidated and a consolidated complaint was filed; the consolidated suit is referred to herein as the "Federal Action."

                   FOAMEX INTERNATIONAL INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.  COMMITMENTS AND CONTINGENCIES (continued)

     The Settlements. On August 23, 2000, the Company and the plaintiffs in the Federal Action entered into a settlement agreement providing that members of the class of shareholders who purchased shares between May 7, 1998 and April 16, 1999 would receive payments as defined in the agreement. The court approved the settlement and dismissed the action with prejudice on January 11, 2001, and no appeals were filed. Payments to class members and plaintiffs' lawyers' fees in the Federal Action have been paid directly by the Company's insurance carrier on behalf of the Company.

     Under the terms of the stipulation of settlement related to the Delaware Action (which has been filed with the Delaware Court), the Company agreed that a special nominating committee of the Board of Directors would nominate two additional independent directors to serve on the Board. The terms of the agreement also established the criteria for the independence of the directors and required that certain transactions with affiliates be approved by a majority of the disinterested members of the Board. On January 9, 2001, the Court ordered the Watchung Action dismissed with prejudice only as to the named plaintiffs Watchung Road Associates, L.P. and Pyramid Trading Limited Partnership. The dismissal did not have any effect on the claims asserted in the consolidated action.

     The settlement of the Delaware Action is subject to court approval, which, if obtained, will resolve all outstanding shareholder litigation against the Company and its current and former directors and officers. In early January 2002, two shareholders filed objections to the settlement and a settlement hearing has been scheduled by the Delaware Court. The settlements of the Federal Action and the Delaware Action involve no admissions or findings of liability or wrongdoing by the Company or any individuals. If management's assessment of the Company's liability with respect to these actions is incorrect, such actions could have a material adverse effect on the financial position, results of operations and cash flows of the Company.

Litigation - Breast Implants

     As of November 8, 2001, the Company and Trace were two of multiple defendants in actions filed on behalf of approximately 1,955 recipients of breast implants in various United States federal and state courts and one Canadian provincial court, some of which allege substantial damages, but most of which allege unspecified damages for personal injuries of various types. Three of these cases seek to allege claims on behalf of all breast implant recipients or other allegedly affected parties, but no class has been approved or certified by the court. The Company believes that the number of suits and claimants may increase. During 1995, the Company and Trace were granted summary judgments and dismissed as defendants from all cases in the federal courts of the United States and the state courts of California. Appeals for these decisions were withdrawn and the decisions are final.

     Although breast implants do not contain foam, certain silicone gel implants were produced using a polyurethane foam covering fabricated by independent distributors or fabricators from bulk foam purchased from the Company or Trace. Neither the Company nor Trace recommended, authorized, or approved the use of its foam for these purposes. The Company is also indemnified by Trace for any such liabilities relating to foam manufactured prior to October 1990. Trace's insurance carrier has continued to pay the Company's litigation expenses after Trace's filing under the Bankruptcy Code. Trace's insurance policies continue to cover certain liabilities of Trace but if the limits of those policies are exhausted, it is unlikely that Trace will be able to continue to provide additional indemnification. While it is not feasible to predict or determine the outcome of these actions, based on management's present assessment of the merits of pending claims, after consultation with the general counsel of the Company, and without taking into account the indemnification provided by Trace, the coverage provided by Trace's and the Company's liability insurance and potential indemnity from the manufacturers of polyurethane covered breast implants, management believes that the disposition of the matters that are pending or that may reasonably be anticipated to be asserted should not have a material adverse effect on either the Company's consolidated financial position or results of operations. If management's assessment of the Company's liability with respect to these actions is incorrect, such actions could have a material adverse effect on the financial position, results of operations and cash flows of the Company.


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                   FOAMEX INTERNATIONAL INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.  COMMITMENTS AND CONTINGENCIES (continued)

Litigation - Other

     During the second quarter of 2001, the Company was notified by an insurance provider concerning a dispute involving the reimbursement of liability claims paid on behalf of Trace before 1990. The insurance provider is contending that the Company is liable for the claims of approximately $3.0 million. The Company intends to strongly defend this claim and considers the claim to be without merit. If management's assessment of the Company's liability with respect to these actions is incorrect, such actions could have a material adverse effect on the financial position, results of operations and cash flows of the Company.

     The Company is party to various other lawsuits, both as defendant and plaintiff, arising in the normal course of business. It is the opinion of management that the disposition of these lawsuits will not, individually or in the aggregate, have a material adverse effect on the financial position or results of operations of the Company. If management's assessment of the Company's liability with respect to these actions is incorrect, such actions could have a material adverse effect on the Company's consolidated financial position, result of operations and cash flows.

Environmental and Health and Safety

     The Company is subject to extensive and changing federal, state, local and foreign environmental laws and regulations, including those relating to the use, handling, storage, discharge and disposal of hazardous substances and the remediation of environmental contamination, and as a result, is from time to time involved in administrative and judicial proceedings and inquiries relating to environmental matters. As of September 30, 2001, the Company had accruals of approximately $3.3 million for environmental matters.

     The Clean Air Act Amendments of 1990 (the "1990 CAA Amendments") provide for the establishment of federal emission standards for hazardous air pollutants including methylene chloride, propylene oxide and TDI, materials used in the manufacturing of foam. On December 27, 1996, the United States Environmental Protection Agency (the "EPA") proposed regulations under the 1990 CAA Amendments that will require manufacturers of slab stock polyurethane foam and foam fabrication plants to reduce emissions of methylene chloride. The final National Emission Standard for Hazardous Air Pollutants ("NESHAP") was promulgated October 7, 1998. NESHAP requires a reduction of approximately 70% of the emission of methylene chloride for the slab stock foam industry effective October 7, 2001. Through the use of alternative technologies, including VPFSM, which do not utilize methylene chloride and the Company's ability to shift current production to the facilities, which use these alternative technologies, the Company is in compliance with these regulations. The 1990 CAA Amendments also may result in the imposition of additional standards regulating air emissions from polyurethane foam manufacturers, but these standards have not yet been proposed or promulgated.

     The Company has reported to the appropriate state authorities that it has found soil and/or groundwater contamination in excess of state standards at seven sites. These sites are in various stages of investigation or remediation. Accordingly, the extent of contamination and the ultimate liability is not known with certainty for all sites. The Company has accruals of $2.2 million for the estimated cost of remediation, including professional fees and monitoring costs, for these sites. During 2000, Foamex L.P., a wholly-owned subsidiary of the Company, reached an indemnification agreement with the former owner of the Morristown, Tennessee facility. The agreement allocates the incurred and future remediation costs between the former owner and Foamex L.P. The estimated allocation of future costs for the remediation of this facility is not significant, based on current information known. The former owner was Recticel Foam Corporation, a subsidiary of Recticel.

     The Company has either upgraded or closed all underground storage tanks at its facilities in accordance with applicable regulations. Petroleum contamination was found at one of the sites and the Company has accrued approximately $0.5 million for the estimated remediation costs. Soil sampling continues to determine the full extent of contamination.

                   FOAMEX INTERNATIONAL INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.  COMMITMENTS AND CONTINGENCIES (continued)

     On April 10, 1997, the OSHA promulgated new standards governing employee exposure to methylene chloride, which is used as a blowing agent in some of the Company's manufacturing processes. The phase-in of the standards was completed in 1999 and the Company has developed and implemented a compliance program.

     The Company has been designated as a Potentially Responsible Party ("PRP") by the EPA with respect to seven sites. Estimates of total cleanup costs and fractional allocations of liability are generally provided by the EPA or the committee of PRP's with respect to the specified site. In each case and in the aggregate, the liability of the Company is not considered to be significant.

     Although it is possible that new information or future developments could require the Company to reassess its potential exposure relating to all pending environmental matters, including those described herein, the Company believes that, based upon all currently available information, the resolution of such environmental matters will not have a material adverse effect on the Company's operations, financial position, capital expenditures or competitive position. The possibility exists, however, that new environmental legislation and/or environmental regulations may be adopted, or other environmental conditions may be found to exist, that may require expenditures not currently anticipated and that may be significant.

Deferred Financing Costs

     The Company is actively pursuing the issuance of new debt agreements to refinance the Foamex L.P. Credit Facility discussed in Note 8. As of September 30, 2001, costs associated with the anticipated issuance of the new debt agreements totaled $1.7 million and costs continued to be incurred subsequent to September 30, 2001. The costs incurred as of September 30, 2001 were recognized in the consolidated balance sheet as other assets. If the issuance of these new debt agreements is not completed as anticipated, costs incurred will be recognized as an expense.

17.  SUBSEQUENT EVENTS

     During December 2001, the Company announced a comprehensive profit enhancement plan ("Project Transformation"). As part of Project Transformation, the Company expects to close eight facilities in 2002 and reduce its workforce by approximately 10% by year-end 2002. As a result of Project Transformation, the Company expects to recognize a pre-tax charge of approximately $38.0 million in the fourth quarter of 2001 for plant closings and consolidation, severance and related benefits. Approximately $20.7 million of the fourth quarter charge is expected to be non-cash. Additionally, certain financial covenants included in the Company's debt agreements have been modified to accommodate the fourth quarter 2001 charge and have also been eased for 2002. The Company paid a fee of approximately $2.0 million to obtain the modification.

     During December 2001, the Company entered into an agreement that guarantees two promissory notes, totaling $0.7 million, payable to a foreign subsidiary that the Company accounts for under the equity method. The promissory notes were issued to a director of the Company and an employee of Foamex L.P.

     Subsequent to September 30, 2001, the Company discovered that certain mattresses containing foam supplied by the Company had a discernable odor. The cause of the odor was traced to chemicals used in the manufacturing of such foam, and the supplier of such chemicals has advised the Company that the odor was attributable to a change in its chemical manufacturing process, which has since been corrected. The Company has received claims from certain of its customers for costs purportedly associated with the odorous foam, and intends to seek from its chemical supplier reimbursement of any obligations it may have to its customers in respect to such claims, as well as for the Company's internal costs. The ultimate amounts of these third party claims and the amount of the Company's own costs is uncertain. There can be no assurance that the supplier will make payments to the Company sufficient to offset all payments made by the Company to third parties in respect to their claims, or to cover all of the Company's internal costs associated therewith. Consequently, there is no assurance that such claims and costs will not have a material adverse effect on the Company's consolidated financial position, results of operations and cash flows.

     In October 2001, the Company experienced a fire at one of its manufacturing facilities. Costs relating to the fire, a portion of which may be recoverable from insurance and other sources, aggregate to approximately $1.0 million.



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